EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, dated May 21, 2009 (the “Employment Agreement”), by and between Comverse Technology, Inc., a New York corporation (the “Company”), and Stephen M. Swad (the “Executive”) is entered into on April 22, 2010 by and between the Company and the Executive (collectively, the “Parties”).

W I T N E S S E T H:
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WHEREAS, the Executive and the Company previously entered into the Employment Agreement under which the Company continues to employ the Executive;

WHEREAS, the Parties wish to amend the Employment Agreement to make certain revisions in accordance with the terms and conditions herein;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, covenant and agree as follows:

1.	Amendments to Employment Agreement. Section 11 is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“The Company shall pay the Executive a one-time set-up lodging payment in the amount of twenty-four thousand ($24,000), payable with the first payroll after May 1, 2010 in accordance with the regular payroll practices of the Company.  From and after May 1, 2010 and through and including April 30, 2011, the Executive shall be entitled to a living allowance in the amount of sixteen thousand ($16,000) per month payable as and when Base Salary is payable in accordance with the regular payroll practices of the Company (but such payments shall not constitute “Base Salary” for purposes hereof) to facilitate the Executive’s providing services based in the Company’s New York headquarter offices.  In the event the Executive’s employment is terminated, the Executive shall be entitled to the following: (i) amounts payable under this Section 11 but not paid prior to the date of termination and (ii) (a) if the termination occurs prior to January 31, 2011, a single, lump sum payment in the amount of $27,000 and (b) if the termination occurs on or after January 31, 2011 and prior to April 30, 2011, payable to Executive in a single, lump sum payment in the amount of $13,500, in each case, less applicable tax withholdings within 30 calendar days after the date of termination, in accordance with the Company’s regular payroll practice; provided, however, in the event the Company terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall only be paid the amounts referred to in clause (i) above.  For purposes of clarity, the amounts payable under clause (ii) above shall be deemed as amounts earned, accrued or owing prior to the date of termination for purposes of Section 12(a)(iii), 12(c)(vii) and 12(d)(vii) hereof.”

2.
Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same written agreement, which will be binding and effective as to all the Parties.

3.
Binding Effect.  This Agreement shall be binding upon each of the Parties hereto, and upon their respective successors and assigns, and shall inure to the benefit of each of the Parties hereto, and their respective successors and assigns. Subject to the foregoing sentence, no person not a Party hereto shall have any right under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Andre Dahan
Name: Andre Dahan
Title: President and Chief Executive Officer

THE EXECUTIVE

/s/ Stephen M. Swad
Stephen M. Swad